As filed with the U.S. Securities and Exchange Commission on May 16, 2016.
Registration No. 333–210854

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2 TO
FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CF Corporation
(Exact name of registrant as specified in its charter)

Cayman Islands	6770	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
1701 Village Center Circle
Las Vegas, Nevada 89134
Tel: 702-323-7331
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Douglas B. Newton
Chief Financial Officer
1701 Village Center Circle
Las Vegas, Nevada 89134
Tel: 702-323-7331
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Joel L. Rubinstein, Esq. Jonathan P. Rochwarger, Esq. Elliott M. Smith, Esq. Winston & Strawn LLP 200 Park Avenue New York, New York 10166 Tel: (212) 294-6700 Fax: (212) 294-4700	Gregg A. Noel, Esq. Jonathan B. Ko, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 525 University Avenue, Suite 1400 Palo Alto, California 94310 Tel: (650) 470-4500 Fax: (650) 470-4570
Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of  “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if smaller reporting company)	Smaller reporting company ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
CF Corporation is filing this Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-210854) solely for the purpose of filing with the U.S. Securities and Exchange Commission certain exhibits to the Registration Statement.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13.   Other Expenses of Issuance and Distribution.
The estimated expenses payable by us in connection with the offering described in this registration statement (other than the underwriting discount and commissions) will be as follows:
SEC expenses	$70,000
FINRA expenses	104,000
Accounting fees and expenses	40,000
Printing and engraving expenses	40,000
Travel and road show expenses	46,000
Legal fees and expenses	500,000
NASDAQ listing and filing fees	75,000
Director & Officers liability insurance premiums(1)	125,000
Total	$1,000,000

(1)
This amount represents the approximate amount of annual director and officer liability insurance premiums the registrant anticipates paying following the completion of its initial public offering and until it completes a business combination.

Item 14.   Indemnification of Directors and Officers.
Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association will provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. We may purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.
Our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the trust account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the trust account for any reason whatsoever. Accordingly, any indemnification provided will only be able to be satisfied by us if  (i) we have sufficient funds outside of the trust account or (ii) we consummate an initial business combination.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 15.   Recent Sales of Unregistered Securities.
On March 2, 2016, we issued to CF Capital Growth, LLC, our sponsor, an aggregate of 2,875,000 of our Class B ordinary shares, in exchange for a capital contribution of  $25,000, or approximately $0.009 per share. Such securities were issued in connection with our organization pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act. On April 19, 2016, our sponsor surrendered 718,750 founder shares to the Company for no consideration. On April 19, 2016, the Company issued 718,750 founder shares to the anchor investors for $0.01 per share in connection with the forward purchase agreements. On April 21, 2016, the Company effected a pro rata share capitalization resulting in an increase in the total number of Class B ordinary shares outstanding from 2,875,000 to 15,000,000, such that the total number of founder shares would represent 20% of the total number of ordinary shares outstanding upon completion of the offering (assuming no exercise of the underwriters’ over-allotment option). Our sponsor and the anchor investors (including two affiliates of our sponsor) currently own 11,250,000 and 3,750,000 Class B ordinary shares, respectively.
Messrs. Chu and Foley, through entities controlled by them, own all of the membership interests of our sponsor. Our sponsor is an accredited investor for purposes of Rule 501 of Regulation D. Each of the equity holders in our sponsor is an accredited investor under Rule 501 of Regulation D. The sole business of our sponsor is to act as the company’s sponsor in connection with this offering. The limited liability company agreement of our sponsor provides that its membership interests may only be transferred to our officers or directors or other persons affiliated with our sponsor, or in connection with estate planning transfers.
Our sponsor has committed, pursuant to a written agreement, to purchase an aggregate of 14,000,000 private placement warrants (or 15,800,000 if the underwriters’ over-allotment option is exercised in full), each exercisable to purchase one ordinary share at $11.50 per share, at a price of  $1.00 per warrant ($14,000,000 in the aggregate or $15,800,000 if the underwriters’ over-allotment option is exercised in full), in a private placement that will close simultaneously with the closing of this offering. These issuances will be made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.
On April 18, 2016, we entered into forward purchase agreements pursuant to which the anchor investors (including two affiliates of our sponsor) agreed to purchase an aggregate of 51,000,000 Class A ordinary shares, plus an aggregate of 19,083,000 redeemable warrants, for an aggregate purchase price of $10.00 per Class A ordinary share, in a private placement to occur concurrently with the closing of our initial business combination. The forward purchase agreement with CFS provides that it may be excused from its purchase obligation in connection with a specific business combination, as described below. In connection with these agreements, we issued to the anchor investors an aggregate of 718,750 founder shares for $0.01 per share. On April 21, 2016, the Company effected a pro rata share capitalization resulting in an increase in the total number of Class B ordinary shares outstanding from 2,875,000 to 15,000,000, such that the total number of founder shares would represent 20% of the total number of ordinary shares outstanding upon completion of this offering (assuming no exercise of the underwriters’ over-allotment option). The anchor investors currently own 3,750,000 Class B ordinary shares. The founder shares were sold pursuant to the forward purchase agreements in reliance on the exemption from registration contained in Section 4(a)(2) of the Securities Act as all of the anchor investors are accredited investors under Rule 501 of Regulation D.
No underwriting discounts or commissions were paid with respect to such sales.
Item 16.   Exhibits and Financial Statement Schedules.
(a)
The Exhibit Index following the signature page is incorporated herein by reference

Item 17.   Undertakings.
(a)
The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(b)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
(c)
The undersigned registrant hereby undertakes that:

(1)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 16th day of May, 2016.
CF CORPORATION
By:	/s/ Chinh E. Chu
Chinh E. Chu Co-Executive Chairman
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.
Name	Position	Date
/s/ Chinh E. Chu Chinh E. Chu	Co-Executive Chairman (principal executive officer)	May 16, 2016
/s/ William P. Foley, II William P. Foley, II	Co-Executive Chairman	May 16, 2016
/s/ Douglas B. Newton Douglas B. Newton	Chief Financial Officer (principal financial and accounting officer)	May 16, 2016
AUTHORIZED REPRESENTATIVE
Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this registration statement, solely in its capacity as the duly authorized representative of CF Corporation, in the City of New York, State of New York, on the 16th day of May, 2016.
By: /s/ Donald J. Puglisi Name: Donald J. Puglisi Title: Managing Director

EXHIBIT INDEX
Exhibit No.	Description
1.1	Form of Underwriting Agreement.
3.1	Memorandum and Articles of Association.*
3.2	Amended and Restated Memorandum and Articles of Association.*
4.1	Specimen Unit Certificate.*
4.2	Specimen Ordinary Share Certificate.*
4.3	Specimen Warrant Certificate.*
4.4	Form of Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant.*
5.1	Opinion of Winston & Strawn LLP.
5.2	Opinion of Maples and Calder, Cayman Islands Counsel to the Registrant.
10.1	Form of Letter Agreement among the Registrant, CF Capital Growth, LLC, Chinh E. Chu, William P. Foley, II, James A. Quella and Richard N. Massey.*
10.2	Form of Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and the Registrant.*
10.3	Form of Registration Rights Agreement among the Registrant, CF Capital Growth, LLC and the Holders signatory thereto.*
10.4	Form of Private Placement Warrants Purchase Agreement between the Registrant and CF Capital Growth, LLC.*
10.5	Form of Indemnity Agreement.*
10.6	Promissory Note, dated as of February 29, 2016, issued to CF Capital Growth, LLC (f/k/a CF Capital Partners, LLC).*
10.7	Securities Subscription Agreement, dated February 29, 2016, between CF Capital Growth, LLC (f/k/a CF Capital Partners, LLC) and CF Corporation.*
10.8	Form of Administrative Services Agreement between the Registrant and CF Capital Growth, LLC.*
10.9	Form of Forward Purchase Agreement among the Registrant, the investor listed as the purchaser on the signature page thereof and CF Capital Growth, LLC, as amended.*
10.10	Forward Purchase Agreement, dated as of April 18, 2016, among the Registrant, CFS Holdings (Cayman), L.P. and CF Capital Growth, LLC, as amended.*
14	Form of Code of Ethics.*
23.1	Consent of WithumSmith+Brown, PC.*
23.2	Consent of Winston & Strawn LLP (included on Exhibit 5.1).
23.3	Consent of Maples and Calder (included on Exhibit 5.2).
24	Power of Attorney.*
99.1	Consent of Richard N. Massey.*
99.2	Consent of James A. Quella.*
99.3	Form of Audit Committee Charter.*
99.4	Form of Compensation Committee Charter.*

*
Previously filed.